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Exhibit 21.1

Subsidiaries of Penn National Gaming, Inc.

Name of Subsidiary	State or Other Jurisdiction of Incorporation
BSL, Inc.	MS
BTN, Inc.	MS
Backside, Inc.	PA
Bangor Acquisition Corp.	DE
CHC Casinos Canada Limited	Nova Scotia
CHC Casinos Corp.	FL
CHC (Ontario) Supplies Limited	Nova Scotia
CRC Holdings, Inc.	FL
Casino Rama Services, Inc.	Ontario
Del's-Seaway Shrimp & Oyster Company, Inc.	MS
The Downs Racing, Inc.	PA
eBetUSA.com, Inc.	DE
HCS I, Inc.	LA
HCS II, Inc.	LA
HCS Golf Course, LLC	DE
HWCC-Argentina, Inc.	TX
HWCC Development Corporation	TX
HWCC-Golf Course Partners, Inc.	DE
HWCC-Holdings, Inc.	TX
HWCC-Louisiana, Inc.	LA
HWCC-Shreveport, Inc.	LA
HWCC Transportation, Inc.	TX
HWCC-Tunica, Inc.	TX
Hollywood Casino-Aurora, Inc.	IL
Hollywood Casino Corporation	DE
Hollywood Management, Inc.	TX
Hollywood Casino Shreveport	LA
Louisiana Casino Cruises, Inc.	LA
Mill Creek Land, Inc.	PA
Mountainview Thoroughbred Racing Association	PA
Northeast Concessions, Inc.	PA
Onward Development, LLC	NH
PNGI Charles Town Gaming Limited Liability Company	WV
PNGI Charles Town Food & Beverage Limited Liability Company	WV
PNGI Pocono, Inc.	DE
Penn Bullpen, Inc.	CO
Penn Bullwhackers, Inc.	CO
Penn Millsite, Inc.	CO
Penn National Gaming of West Virginia, Inc.	WV
Penn National GSFR, Inc.	DE
Penn National Holding Company	DE
Penn National Illinois Merger Corp.	IL
Penn National Speedway, Inc.	PA
Penn Silver Hawk, Inc.	CO
Pennsylvania National Turf Club, Inc.	PA
Seaway Freezing Company, Inc.	MS
Shreveport Capital Corporation	LA
Sterling Aviation, Inc.	DE
Tennessee Downs, Inc.	TN
Tunica Golf Course, LLC	DE
W-B Downs, Inc.	PA
Wilkes Barre Downs, Inc.	PA

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  Exhibit 21.1
Subsidiaries of Penn National Gaming, Inc.